Exhibit 99.1

Allied Motion Reports Record Results For the Quarter Ended September 30, 2014

AMHERST, N.Y.--(BUSINESS WIRE)--November 12, 2014--Allied Motion Technologies Inc. (NASDAQ:AMOT) today announced net income increased 394% to $4,115,000 or $0.45 per diluted share for the quarter ended September 30, 2014 compared to $833,000 or $0.09 per diluted share for the quarter ended September 30, 2013. Revenues for the quarter increased 162% to $65,280,000 compared to $24,876,000 last year with sales to U.S. customers up 233% and foreign sales up 81%. Bookings for the quarter ended September 30, 2014 were $66.7 million compared to $25.0 million for the third quarter of 2013 or an increase of 167%. Backlog as of September 30, 2014 was $80.9 million compared to $27.5 million as of September 30, 2013, a 194% increase over the prior year. Debt net of cash at September 30, 2014 decreased to $72.2 million compared to $77.5 million at December 31, 2013.

“We are very pleased with the record results for the third quarter 2014 as they once again validate our previous comments that we expected our revenues for 2014 to more than double relative to Allied’s 2013 pre-acquisition revenues and for the Globe acquisition to be accretive to earnings,” commented Dick Warzala, Chairman and CEO of Allied Motion. “When comparing the actual results of Allied and Globe for the nine months ended September 30, 2014 to the pro forma results of Allied and Globe for the same period of 2013, our revenues increased to $187.8M in 2014 from a pro forma of $164.6M in 2013 and our earnings increased to $0.98/share in 2014 from a pro forma of $0.67/share in 2013. Also, on a year to date basis, we experienced growth in our served markets of Aerospace and Defense, Medical, and Vehicle, while our Industrial and Electronics markets were flat. With the acquisition of Globe Motors in late 2013, the current year has truly been transformative for Allied Motion and in late September, we updated our long term strategy and set new goals and objectives to continuously grow and improve our profitability in the future. In addition, we defined the critical issues, or action items, that we will be focusing on for the next 3+ years in support of our new growth and profitability objectives. As we move forward into the future, the long term success of our Company will be further enhanced by executing our Strategy and leveraging our full capabilities to design innovative “Motion Solutions That Change the Game” and meet the current and emerging needs of our customers in our served market segments.”

During the nine months ended September 30, 2014, the Company achieved net income of $8,956,000 or $.98 per diluted share compared to net income of $2,612,000 or $.30 per diluted share for the same nine months last year. Revenues increased 149% to $187,784,000 compared to $75,371,000 last year with sales to U.S. customers up 209% and foreign sales up 82%. The total 149% increase in sales was due to sales volume, the impact of foreign currencies was minimal.

Bookings for the first nine months this year were $194.6 million compared to $69.5 million for the same period last year or an increase of 180%.

The pro forma earnings per share information included in this press release includes adjustments for: depreciation and amortization resulting from the valuation of amortizable tangible and intangible assets; interest on borrowings made by the Company; amortization of deferred finance costs incurred to issue the borrowings; removal of acquisition related transaction costs; removal of certain costs for which Allied Motion would be indemnified by the seller and stock compensation expense related to shares issued to certain executives of Allied Motion as a result of the acquisition. The pro forma adjustments do not reflect adjustments for anticipated operating efficiencies that the Company expects to achieve as a result of this acquisition.

The pro forma financial information included in this press release is for informational purposes only and does not purport to present what the Company’s results would actually have been had these transactions actually occurred on the dates presented or to project the combined company’s results of operations or financial position for any future period.

Headquartered in Amherst, NY, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s August 14, 2014 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include those associated with the present economic circumstances in the United States and throughout Europe, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to successfully integrate an acquired business into the Company’s business model without substantial costs, delays, or problems, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs, including relocation costs, for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the three months ended		For the nine months ended
	September 30,		September 30,
HIGHLIGHTS OF OPERATING RESULTS	2014	2013	2014	2013
Revenues	$65,280	$24,876	$187,784	$75,371
Cost of goods sold	45,668	17,638	132,512	53,075
Gross margin	19,612	7,238	55,272	22,296
Selling expenses	2,277	1,132	6,619	3,640
General and administrative expenses	6,172	3,112	19,097	9,567
Engineering and development expenses	3,204	1,718	10,193	5,123
Amortization of intangible assets	697	83	2,045	252
Total Operating Expenses	12,350	6,045	37,954	18,582
Other expense (income)
Interest expense	1,607	13	4,895	30
Other (income) expense, net	(368)	38	(668)	(58)
Income before income taxes	6,023	1,142	13,091	3,742
Provision for income taxes	(1,908)	(309)	(4,135)	(1,130)
Net income	$4,115	$833	$8,956	$2,612

PER SHARE AMOUNTS:
Diluted income per share	$0.45	$0.09	$0.98	$0.30
Diluted weighted average common shares	9,157	8,807	9,143	8,778

	September 30,	December 31,
CONDENSED BALANCE SHEETS	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$7,267	$8,371
Restricted cash	1,800	1,800
Trade receivables, net	36,302	27,123
Inventories, net	26,073	24,430
Other current assets	3,596	5,563
Total Current Assets	75,038	67,287
Property, plant and equipment, net	36,953	40,111
Deferred income taxes	4,092	3,246
Intangible assets, net	33,532	35,222
Goodwill	19,611	20,233
Other long-term assets, net	4,089	4,878
Total Assets	$173,315	$170,977

Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	$12,294	$14,145
Accounts payable	18,820	15,478
Accrued Liabilities	13,635	12,627
Total Current Liabilities	44,749	42,250
Long-term debt	69,000	73,500
Deferred Income Taxes	1,331	2,327
Other long-term liabilities	4,268	4,897
Total Liabilities	119,348	122,974
Stockholders’ Equity	53,967	48,003
Total Liabilities and Stockholders’ Equity	$173,315	$170,977

	For the nine months ended
	September 30,
CONDENSED STATEMENTS OF CASH FLOWS	2014	2013
Cash flows from operating activities:
Net income	$8,956	$2,612
Depreciation and amortization	5,382	1,311
Other	4,301	227
Changes in working capital	(10,686)	(706)
Net cash provided by operating activities	7,953	3,444

Cash flows from investing activities:
Proceeds from working capital adjustment and other
acquisition adjustments	1,399	-
Purchase of property and equipment	(3,153)	(2,055)
Net cash used in investing activities	(1,754)	(2,055)

Cash flows from financing activities:
Borrowings (repayments) on lines-of-credit, net	(2,591)	724
Principal payments of long-term debt	(3,750)	-
Dividends paid to stockholders	(730)	(646)
Stock transactions under employee benefit stock plans	334	414
Net cash (used in) provided by financing activities	(6,737)	492

Effect of foreign exchange rate changes on cash	(566)	45
Net (decrease) increase in cash and cash equivalents	(1,104)	1,926
Cash and cash equivalents at beginning of period	8,371	9,728
Cash and cash equivalents at end of period	$7,267	$11,654

CONTACT:
Allied Motion Technologies Inc.
Robert Maida or Sue Chiarmonte, 1-716-242-8634